EX 99.8(C)

THE VANGUARD GROUP, INC.

ELECTRONIC TRADING AGREEMENT (VVIF-ONLY)

This ELECTRONIC TRADING AGREEMENT (VVIF-ONLY) (this “Agreement”) is made this 16th day of April, 2014, by and between The Vanguard Group, Inc. (“Vanguard”), a Pennsylvania corporation with its principal place of business in Pennsylvania, and National integrity Life Insurance Company (the “Intermediary”), a New York corporation with its principal place of business in Ohio.

1.                     Background. Vanguard provides services as transfer agent, dividend disbursement agent, and shareholder servicing agent for the VVI Fund. Accounts have been established, and/or will be established, reflecting certain Separate Accounts’ ownership (or the Intermediary’s ownership, on behalf of such Separate Accounts), of shares of the VVIF Portfolios and transactions by or on behalf of the Intermediary, any Underlying Intermediaries, and/or the Separate Accounts, as applicable, involving such shares. This Agreement sets forth the terms on which the Intermediary will submit such transactions to Vanguard through ITWS. This Agreement shall be effective as of the date first set forth above.

2.                     Attachments.                       The following are attached to this Agreement and made a part hereof:

(a)              Schedule A (Certain Definitions)

(b)              Schedule B (VVIF Portfolios)

(c)               Exhibit A (Contingency Procedures)

(d)              Exhibit B (Large Transaction Amounts)

3.                     Definitions. This Agreement includes the definitions set forth in Schedule A.

4.                     Permissible Assets. The Intermediary acknowledges and agrees that the scope of this Agreement, and the Intermediary’s authorized access to and use of ITWS hereunder, extends only with respect to the VVI Fund and the Separate Accounts and Accounts meeting the specifications set forth in this Agreement and not with respect to any other Funds or any other clients or other accounts in the Funds, and that access to and use of ITWS with respect to any such other Funds, clients or accounts shall require the execution of a separate agreement relating to such access and use. The Intermediary shall not transmit or attempt to transmit to Vanguard through ITWS any order or other transaction with respect to any such other Funds, clients or accounts unless it has entered into an appropriate separate agreement with Vanguard. The Intermediary shall submit Orders in relation to only those VVIF Portfolios set forth in Schedule B, as such schedule may be amended by mutual written agreement of the parties from time to time.

5.                     VVI Fund Availability. The parties acknowledge and agree that the availability of shares of any VVIF Portfolio shall be subject to the VVI Fund’s then-current prospectus and SAI (as applicable), applicable federal and state laws, and applicable rules and regulations of the SEC and FINRA.

6.                     Appointment of the Intermediary as Agent.

(a)                 Authorization of Intermediary and Underlying Intermediaries. Subject to any and all limitations and other terms set forth in this Agreement, Vanguard, as transfer agent for the Funds, hereby appoints the Intermediary as the limited agent of Vanguard, and the Intermediary hereby accepts such appointment, for the purpose of treating transaction instructions received by the Intermediary from Policy owners (to the extent such instructions would result in the purchase, redemption or exchange of VVIF Portfolio shares by an Account) (“Instructions”) as receipt by Vanguard of purchase, redemption and exchange orders for shares of the VVIF Portfolios. The Intermediary may designate and authorize such Underlying Intermediaries as it deems necessary, appropriate or desirable, to accept Instructions from or on behalf of Policy owners (each such designated and authorized Underlying Intermediary, a “Designated UI”). A VVIF Portfolio will be deemed to have received a purchase, redemption or exchange order when the Intermediary or a Designated UI accepts the Instructions in accordance with this Agreement. In most instances, a Policy owner will receive the unit price corresponding to the share price next computed by the VVIF Portfolio after the time at which such Policy owner provides its Instructions to the Intermediary or Designated UI, provided all of the requirements and obligations of the Intermediary and the Designated UIs with respect to acceptance and transmission of orders set forth in this Agreement are satisfied. The Intermediary shall be liable to Vanguard and the VVI Fund for the Designated UIs’ compliance with the terms of this Section 6(a) to the same extent as if the Intermediary itself had acted or failed to act instead of the Designated UI.

(b)                 No Extension of Agency. Notwithstanding the authorizations granted by Vanguard under this Section 6, neither the Intermediary nor any Underlying Intermediary shall be, nor hold itself out to the public or engage in any activity as, an agent for Vanguard in respect of or in connection with the distribution or marketing of shares of the VVIF Portfolios.  Without limiting the foregoing, the parties acknowledge that Intermediary will offer the VVIF Portfolios as underlying investment options in its Policies and, in connection with such use of the VVIF Portfolios, may engage in activities with respect to the VVIF Portfolios pursuant to and in accordance with the Participation Agreement effective December 10, 2010, as amended, among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard

Marketing Corporation, and National integrity Life Insurance Company (the “Participation Agreement”).

7.                     Compliance Responsibilities.

(a)            Vanguard. Vanguard is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement, and item of advertising or marketing material, to the extent any of the foregoing relate to a VVIF Portfolio and are prepared by Vanguard or its affiliates, with all applicable laws, rules and regulations, (ii) the registration or qualification of the shares of each VVIF Portfolio under all applicable U.S. laws, rules and regulations, and (iii) the compliance by Vanguard, the VVI Fund, and Vanguard Marketing Corporation, the principal underwriter for the VVI Fund (the “Distributor”), with all applicable U.S. laws, rules and regulations governing its performance under this Agreement, and the rules and regulations of each self-regulatory organization with jurisdiction over Vanguard, the VVI Fund, and the Distributor, except to the extent that the failure to so comply by Vanguard, VVI Fund or the Distributor is caused by the Intermediary’s breach of this Agreement or the Intermediary’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

(b)            Intermediary. The Intermediary is responsible for its and any and all Underlying Intermediaries’ compliance with all applicable laws, rules and regulations governing their obligations arising in connection with this Agreement and the rules and regulations of each self-regulatory organization with jurisdiction over the Intermediary or the Underlying Intermediaries, except to the extent that the Intermediary’s or an Underlying Intermediary’s failure to so comply is caused by Vanguard’s breach of this Agreement, or Vanguard’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

(c)             Blue Sky. The Intermediary will only place purchase Orders for shares of a VVIF Portfolio on behalf of a Policy owner whose account address recorded on the Intermediary’s books is in a state or other U.S. jurisdiction in which Vanguard has advised the Intermediary that, under applicable law, such VVIF Portfolio’s shares are either qualified for sale in that state or other U.S. jurisdiction or exempt from such qualification. Vanguard hereby advises the Intermediary that, as of the date hereof, each VVIF Portfolio’s shares are either qualified for sale in each state or jurisdiction within the U.S. or exempt from such qualification. Vanguard shall advise the Intermediary promptly (i) if any such qualification of shares is terminated, (ii) if VVIF Portfolio shares are not qualified, that any applicable exemption from such qualification is terminated, or (iii) if it wishes the Intermediary not to place purchase orders for a VVIF Portfolio on behalf of Policy owners whose account addresses are in a particular state or other U.S. jurisdiction.

8.                     Fees and Expenses.

(a)                 Fees. Vanguard and the Intermediary agree that no fees will be paid to, or exchanged or shared between Vanguard and the Intermediary under this Agreement.

(b)                 Expenses. Each party will pay all of its out-of- pocket expenses incurred in connection with the performance of its obligations under this Agreement, except as may otherwise be specified in this Agreement.

9.                     Representations and Warranties.

(a)                 Vanguard. Vanguard represents and warrants that:

(i)            It has the requisite authority to enter into this Agreement on its own behalf and on behalf of the VVI Fund and has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against Vanguard in accordance with its terms;

(ii)         It or an affiliate is in compliance with the applicable conditions and qualifications set forth in Rule 2830 of the Conduct Rules of FINRA, as amended from time to time, which enable a member of FINRA to offer or sell shares of the VVIF Portfolio;

(iii)      The VVI Fund is a no load or no sales charge fund;

(iv)         Vanguard currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 18 below.

(b)                 Intermediary. The Intermediary represents and warrants that:

(i)                It and each Underlying Intermediary is one or more of the following: (A) a broker-dealer registered under the Exchange Act and a member in good standing of FINRA; (B) an investment adviser registered under the Investment Advisers Act of 1940, as amended; (C) a bank or trust company which is a member of the Federal Reserve System or is supervised and examined by state or federal authorities having supervision over banks; (D) an insurance company which is supervised and examined by state authorities having supervision over insurance companies; or (E) a transfer agent or clearing agency registered under the Exchange Act;

(ii)             It has the requisite authority to enter into this Agreement on its own behalf and on behalf of the Separate Accounts and has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against the Intermediary in accordance with its terms;

(iii)          Each Separate Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Intermediary, to set aside and invest assets attributable to the Policies;

(iv)         All Orders which are transmitted or submitted to Vanguard pursuant to this Agreement will have been duly authorized by the applicable Separate Account;

(v)            All Orders which correspond to Instructions received from Policy owners on a Business Day by the Intermediary or a Designated UI (or, with respect to the Intermediary, from an Underlying Intermediary that is not a Designated UI), and any corrections to such Orders, will be entered by the Intermediary onto ITWS, or otherwise transmitted or submitted through ITWS, by the applicable daily cutoff times for Order entries or entry corrections set forth in Section 11(e) below;

(vi)         It will not transmit any Order to Vanguard after Market Close on a Business Day with an Indicated Trade Date of that Business Day unless the Intermediary or a Designated UI has received Instructions corresponding to such Order from Policy owners (or, with respect to the Intermediary, from an Underlying Intermediary that is not a Designated UI) prior to Market Close on such Business Day;

(vii)      It will not transmit any Order to Vanguard on a Business Day with an Indicated Trade Date of the previous Business Day unless the Intermediary or a Designated UI has received Instructions corresponding to such Order from the Policy owners (or, with respect to the Intermediary, from an Underlying Intermediary that is not a Designated UI) prior to Market Close on the Business Day immediately preceding the date of transmission;

(viii)   Neither it nor any Underlying Intermediary will permit a Separate Account or a Policy owner to cancel or modify after Market Close on a Business Day any Order or Instructions, respectively, received from such Separate Account or Policy owner prior to Market Close on such Business Day;

(ix)         The Intermediary currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 18 below.

(x)            The Intermediary maintains policies and procedures that are designed to ensure compliance with the requirements of Rule 22c-1 under the 1940 Act, applicable SEC and SEC staff interpretations, and the terms of this Agreement, and the Intermediary is in compliance with such policies and procedures; and

(xi)         In connection with the authorizations in Section 6 of this Agreement:

(A)                    The Intermediary (and each applicable Designated UI, if any) has adopted and implemented an internal control structure and written internal control procedures that are reasonably designed to prevent and detect on a timely basis Instructions received by the Intermediary (and each applicable Designated UI) after Market Close from being aggregated with Instructions received by the Intermediary (and each applicable Designated UI) before Market Close, and to minimize errors that could result in late transmission of Orders to Vanguard (in the case of the Intermediary, “Internal Control Procedures” and in the case of each Designated UI, “Designated UI Internal Control Procedures”);

(B)                    The Intermediary (and each applicable Designated UI, if any) will review, at least once each calendar year, the adequacy of the Internal Control Procedures (and the Designated UI Internal Control Procedures, as appropriate) and will change and modify them as necessary to maintain their adequacy; and

(C)                    Upon request by Vanguard, the Intermediary will provide Vanguard with a description of its Internal Control Procedures and a certification from the Intermediary that they are adequate as of the most recent review, as well as a certification that each applicable Designated UI, if any, has adopted and implemented Designated UI Internal Control Procedures that are adequate as of the most recent review.

10.              Obligations of Vanguard.

(a)                 Transactions Subject to this Agreement.

(i)             Vanguard will accept Orders transmitted by the Intermediary through ITWS in accordance with this Agreement. Vanguard will be responsible for processing and executing any such Orders from the Intermediary in a timely manner.

(ii)          The parties acknowledge and agree that, if the Intermediary submits any Orders to Vanguard with respect to the Separate Accounts under this Agreement, including with respect to any Account eligible to be traded under this Agreement, in any permitted manner other than (A) through ITWS or (B) pursuant to the applicable contingency procedures described in Exhibit A, such as manually by telephone or through a written letter of instruction (if and as permitted by Vanguard), all such Orders shall be governed by and subject to this Agreement, and all obligations of the Intermediary under this Agreement with respect to Orders shall apply to such Orders; provided, however, that unless otherwise determined by Vanguard in any given case in its sole discretion, and notwithstanding Section 10(d) below, (1) any such Orders shall not be eligible for Extended Processing, and shall only be eligible for Standard Processing; and (2) any such Orders shall be settled in accordance with the procedures described in Section 12(f) below.

(b)                 Performance of Duties. Vanguard will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement. Vanguard will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. Vanguard will conduct each of the foregoing activities in a competent manner and in compliance with (i) all applicable laws, rules and regulations, and (ii) the then-current prospectus, SAI, and policies of the VVI Fund.

(c)                  Accuracy of Information; Submissions through and Access to ITWS. All information provided by Vanguard to the Intermediary pursuant to this Agreement will be accurate and complete, and in the format prescribed by Vanguard. Vanguard will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of any Vanguard transmissions through ITWS, and to limit the access to, and the inputting of data into, such transmissions, and ITWS, to persons specifically authorized by Vanguard.

(d)           Trade Date. The Orders submitted by the Intermediary to Vanguard through ITWS shall be eligible for Extended Processing, subject to the Intermediary’s material compliance with all applicable terms of this Agreement. The parties acknowledge that, in addition to the availability of Extended Processing with respect to eligible Orders submitted through ITWS, any Order may alternatively be submitted to Vanguard through ITWS pursuant to this Agreement (i) by Market Close on a Business Day with an Indicated Trade Date of that Business Day, or (ii) after Market Close on a Business Day with an Indicated Trade Date of the next Business Day, subject to the requirements of this Agreement with respect to the transmission of Orders through ITWS and to all other applicable requirements under this Agreement. Any such Orders submitted in accordance with all such requirements shall be processed in accordance with such Indicated Trade Date. Such processing will not nullify, reduce or otherwise affect any representations or warranties by the Intermediary, or any obligations of the Intermediary, under this Agreement.

(e)            Order Acknowledgement. For each Order transmission file successfully received by Vanguard through the Web File Upload functionality on ITWS, Vanguard will promptly transmit through ITWS to the Intermediary an ITWS Web File Upload file receipt number. For each Order successfully received by Vanguard through the manual transaction entry functionality on ITWS, the Intermediary will promptly receive, through ITWS, an ITWS manual transaction entry order confirmation number.

(f)             Pricing Information. On each Business Day, Vanguard will transmit to the Intermediary, by 7:00 p.m., Eastern time, a file identifying each VVIF Portfolio’s closing net asset value and public offering price (if applicable) for that day and/or notification of no price for that day, via a transmission method mutually agreed to by the parties. Vanguard shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the VVI Fund. The Intermediary shall not be entitled to rely on any source of net asset value information other than such transmission by Vanguard.

11.              Obligations of the Intermediary.

(a)                 Performance of Duties.                          The Intermediary will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement. The Intermediary will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Intermediary will conduct each of the foregoing activities in a competent manner and in material compliance with all applicable laws, rules and regulations.

(b)           Permissible Transactions.                                           The Intermediary acknowledges that only the following transactions are eligible to be transmitted and processed through ITWS hereunder, and agrees that it shall not transmit any Order to Vanguard through ITWS unless it is one of the following:

(i)               Purchases into an existing VVIF Portfolio holding within an existing Account;

(ii)            Purchases into a new VVIF Portfolio holding to be established within an existing Account;

(iii)         Redemptions from an existing Account;

(iv)        Exchanges between existing VVIF Portfolio holdings within existing Accounts; and

(v)           Exchanges from an existing VVIF Portfolio holding within an existing Account into a new VVIF Portfolio holding to be established within an existing Account.

As used in this Agreement, an “existing Account” shall mean a previously established, registered Account. Vanguard may at any time modify the list of eligible transactions above upon notice to the Intermediary. Such notice may be provided via e-mail. Notices regarding such designation or modification will be provided in accordance with Section 24(a) below.

Notwithstanding the foregoing, the eligibility of any Order to be transmitted and processed through ITWS may be subject to additional system or other restrictions applicable to ITWS, in which case, Vanguard will provide reasonable advance notice to Intermediary of the additional restrictions.

(c)     Accuracy of Information; Submissions through and Access to ITWS.            All information provided by the Intermediary to Vanguard pursuant to this Agreement will be accurate, complete, and in the format prescribed by Vanguard. For each Order, the Intermediary will provide Vanguard with all information reasonably required by Vanguard to establish and maintain such Order (and any subsequent adjustments to such Order). The Intermediary will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions and other submissions through ITWS, and to limit the access to, and the inputting of data into, such transmissions and other submissions, and ITWS, to persons specifically authorized by the Intermediary.

(d)           Policy Owner-Level Transactions.                                 All Orders submitted to Vanguard pursuant to this Agreement shall be based on: (i) Policy owner-level transactions made by or on behalf of Policy owners which are recorded on the Intermediary’s or an Underlying Intermediary’s record- keeping system; or (ii) other authorized transaction directions received by the Intermediary or an Underlying Intermediary from the Separate Accounts which are recorded on the Intermediary’s or an Underlying Intermediary’s record- keeping system. For the purposes of this Agreement, “Policy owner-level transactions” shall mean any one or more of the following:

(A)               An authorized Instruction to a Separate Account by or on behalf of any Policy owner to invest contributions in a VVIF Portfolio through the Separate Account in accordance with the terms and conditions of the Policy and the VVI Fund prospectus;

(B)               An authorized Instruction to a Separate Account to exchange existing amounts held on behalf of any Policy owner to a VVIF Portfolio in accordance with the terms and conditions of the Policy and the VVI Fund prospectus;

(C)               An authorized Instruction to a Separate Account to exchange existing amounts invested in a VVIF Portfolio on behalf of any Policy owner to any other investment option offered under the Policy in accordance with the terms and conditions of the Policy and the VVI Fund prospectus; and

(D)               An authorized Instruction to a Separate Account on behalf of any Policy owner to pay loan, withdrawal or distribution proceeds to a Policy owner from a VVIF Portfolio in accordance with the terms and conditions of the Policy and the VVI Fund prospectus.

Neither the Intermediary nor any Designated UI shall change, alter or manipulate any Policy owner-level transactions received by it in good order. The Intermediary or the relevant Designated UI, as applicable, shall maintain records sufficient to identify the date and time of receipt of Instructions corresponding to each Order, including the date and time of receipt of all Policy owner-level transactions involving the VVIF Portfolios.

(e)                 Transmission by the Intermediary of Orders. Based on the Policy owner Instructions and other authorized transactions from the Separate Accounts received by the Intermediary or the Designated UIs, if any, prior to Market Close on each Business Day (each such Business Day, with respect to such transactions so received, the “Trade Day”), the Intermediary shall transmit to Vanguard via ITWS, by no later than 8:30 a.m. Eastern time on the following Business Day, a file containing the Orders, in dollars or shares, by each Separate Account (or in the aggregate for all Separate Accounts, if the parties have agreed in advance) for shares of each VVIF Portfolio for such Trade Day, with an Indicated Trade Date corresponding to the Trade Day. Each transmission by the Intermediary of a purchase or redemption Order shall constitute a representation by the Intermediary that such order was based solely on Policy owner-level transactions and other authorized transactions from the Separate Accounts received by the Intermediary or a Designated UI, if applicable, prior to Market Close on the Trade Day, and that such order included only and all such transactions so received by the Intermediary or applicable Designated UI. In addition, the Intermediary acknowledges and agrees that requests for same-day wire purchases and redemptions for the VVIF Money Market Portfolio must be received by Vanguard by no later than 10:45 a.m. Eastern Time on the Business Day corresponding to the desired Trade Date.

Vanguard may at any time modify the above cut-off times upon reasonable advance notice to the Intermediary; provided that, upon receipt of such notice, the Intermediary shall be entitled to terminate this Agreement in accordance with Section 24(a) below. Notice of modification of the above cut-off times may be provided via e-mail. Notices regarding such designation or modification will be provided in accordance with Section 24(a) below. Without limitation of Vanguard’s termination rights set forth in Section 24(b), in modifying any cut-off times, Vanguard agrees to use its best efforts to continue to accommodate overnight processing by Intermediary except in the case of market conditions, regulatory requirements, or other unforeseen circumstances that necessitate or otherwise compel same day processing. The parties agree to work together in good faith to continue trading under this agreement within the cut-off times needed by Vanguard.

(f)                  Transmission Format. All transmissions of files by the Intermediary to Vanguard via the Web File Upload functionality on ITWS shall conform to Vanguard’s specified file formats for ITWS Web File Upload, which Vanguard shall make available to the Intermediary within a reasonable time prior to the commencement of any such transmissions hereunder. Vanguard reserves the right to change the specified file formats at any time upon notice to the Intermediary, and shall provide at least 30 days’ advance notice of any such change that would have any significant impact with respect to activities of the Intermediary hereunder. Vanguard may provide such notice via e-mail or by posting the changes on a Vanguard website and providing the Intermediary with e-mail notification of such posting.

(g)                 Backup Files. The Intermediary shall maintain daily back-up computer tape files of Orders transmitted to Vanguard under this Agreement, stored in an off-premises location at no cost to Vanguard. The purpose of backup and recovery procedures is to permit Intermediary file recovery in the event of disruption of normal processing.

(h)                New Accounts. The Intermediary may not transmit any Orders to Vanguard via ITWS unless and until the Intermediary (or other authorized party, as applicable) has established the Accounts to which such Orders relate as provided herein. In order to establish a new Account, the Intermediary will submit account registration information to Vanguard on Vanguard’s standard institutional account registration form. With respect to any omnibus accounts, or any other accounts which the Intermediary controls, such form shall serve as master account registration documentation for each taxpayer identification number, and shall apply to all identically registered accounts to which the taxpayer identification numbers apply. As used in this Agreement, “new Account” means an Account with a different registration than any existing Account.

(i)                   Policy Recordkeeping. The Intermediary shall be responsible for all record-keeping activities and obligations relating to the Separate Accounts, the Policies and the Policy owners, including the maintenance of records reflecting all Policy owner-level transactions involving shares of the VVIF Portfolios, and Vanguard and the VVI Fund shall have no responsibility therefor. The Intermediary shall reconcile on each Business Day all transactions by the Separate Accounts involving shares of the VVIF Portfolios with the corresponding Policy owner-level transactions on the Intermediary’s record-keeping system.

(j)                  Large Transactions.

(i)             Notification. The Intermediary will notify Vanguard by telephone on any Business Day, not later than one hour prior to Market Close on such Business Day, if the Intermediary becomes aware that that day’s net purchase or net redemption Order, or any individual purchase or redemption Order, for a VVIF Portfolio is expected to equal or exceed the applicable “Large Transaction Amount” for the VVIF Portfolio, as determined by Vanguard from time to time and specified in Exhibit B to this Agreement, as in effect from time to time, where such Order is the result of an Extraordinary Event. For these purposes, an “Extraordinary Event” shall mean an event outside the normal operation of a Separate Account such as an entire Separate Account moving into or out of a VVIF Portfolio or an asset transfer or merger arising from a merger, acquisition or divestiture. The parties acknowledge that directions by Policy owners, whether individually or aggregated to result in a net trade, to purchase or redeem shares (or that would result in the Account purchasing or redeeming shares) do not constitute Extraordinary Events.

(ii)          Rights and Restrictions.  Vanguard reserves the right to refuse any purchase Order that equals or exceeds the applicable Large Transaction Amount for which the Intermediary fails to give Vanguard the notice required pursuant to Section 11(j)(i). The Intermediary is not authorized to accept as Vanguard’s agent any such Order unless the required notice is provided. In connection with any redemption Order that equals or exceeds the applicable Large Transaction Amount, Vanguard reserves the right to delay delivery of redemption proceeds for up to seven days, to the extent permitted by applicable law or regulation, or to effect the redemption through an in-kind distribution of securities. In addition, in accordance with the prospectus of the VVI Fund, Vanguard reserves the right to refuse any purchase Order, or to delay settlement of any redemption Order, that Vanguard, in its sole discretion, deems disruptive or detrimental to the VVI Fund.

(k)               Closed Portfolios. On occasion, Vanguard may close to new or existing investors one or more of the VVIF Portfolios (“Closed Funds”) on terms or subject to conditions that may vary from Closed Fund to Closed Fund.

(i)             If, pursuant to the terms of a Closed Fund’s closure, such Closed Fund remains available to Separate Accounts investing in the Closed Fund through financial intermediaries, then from and after the date on which such Closed Fund is closed to new investors (as such date is determined by Vanguard), the Intermediary will not: (A) Open a new account in such Closed Fund, or (B) Transmit an Order to purchase shares of such Closed Fund, unless, in either case, the Separate Account for which such account is opened or Order is transmitted is eligible to invest in such Closed Fund pursuant to the terms of the closure and, if applicable, the aggregate amount invested in the Closed Fund by such Separate Account during the relevant period does not exceed any maximum investment limitation imposed in connection with the fund closing.

(ii)          If a new account is opened in a Closed Fund or a purchase of shares in a Closed Fund is requested in violation of this Section 11(k), Vanguard shall be authorized to cancel the Order by means of which the new account was opened or the purchase was requested at any time and, in the case of a new account, to terminate the account at any time. Any such cancellation and/or termination shall be on a current-day basis, and Vanguard will return to the Intermediary the lesser of (A) the amount initially invested in violation of paragraph (i) above or (B) the then-current value of such investment.

(l)                   Advance Information. Vanguard will provide the Intermediary with reasonable notice of any revisions to the VVI Fund’s prospectus and/or SAI that Vanguard believes would affect the Intermediary’s performance of its duties and obligations pursuant to this Agreement. In addition, from time to time, the VVI Fund may implement policy changes that affect the Intermediary’s performance of recordkeeping and other services for a Separate Account. In order to allow the Intermediary a reasonable amount of time to make any necessary adjustment to its systems, Vanguard, in its sole discretion, may communicate such policy changes to the Intermediary before transmitting this information to VVI Fund shareholders as a whole (“Advance Information”). The Intermediary shall treat all Advance Information as confidential pursuant to Section 17 below and, prior to its being made public by Vanguard, shall use such information solely for systems adjustment purposes. The Intermediary shall communicate Advance Information to its own directors, officers and employees on a need to know basis, only. Under no circumstances shall the Intermediary communicate Advance Information to any Policy owners or to anyone else except as expressly permitted in this Section 11(l) or with Vanguard’s prior written consent, until such information becomes publicly available.

(m)           Tax Compliance and Reporting.                The Intermediary shall be responsible for obtaining, and to the extent necessary, providing to the VVI Fund or Vanguard, all information, forms and documents to which Intermediary has legal access or control, necessary in order to assure that, and for assuring that, all accounts in the VVIF Portfolios are established and maintained in compliance with the Code and other applicable tax laws, rules and regulations, including IRS or Code requirements regarding certified tax identification numbers (collectively, “Tax Laws”), for compliance with all applicable obligations relating to notices and tax reporting and withholding under applicable Tax Laws, including such obligations relating to Separate Account purchases and redemptions and any Policy owner-level transactions, and for payment of any and all fines, interest, or penalties Vanguard or the VVI Fund may incur due to Intermediary’s failure to comply with the foregoing. Vanguard and the VVI Fund shall have no responsibility for any of the foregoing. The Intermediary shall ensure that all information that is received by the Intermediary from the VVI Fund or Vanguard for inclusion in Policy owner tax statements is reported to the Policy owners accurately, completely and in a timely manner. Upon execution of this Agreement and thereafter as appropriate, the Intermediary will provide Vanguard with, and will cause any Underlying Intermediaries to provide Vanguard with, a duly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or any updated or successor form, signed under penalties of perjury, and will ensure that Vanguard is notified of any changes in the Intermediary’s and any Underlying Intermediary’s tax status and is provided with a new IRS Form W-9 or updated or successor form when appropriate. If the Intermediary instructs Vanguard or the VVI Fund to transfer and/or liquidate shares, and Vanguard or the VVI Fund accepts such instructions, the Intermediary will be responsible hereunder for complying with all applicable Tax Laws concerning such payment, including without limitation any tax reporting and withholding obligations thereunder. The obligations of the Intermediary under this Section 11(m) shall survive termination of the Accounts and this Agreement.

(n)               Certain Transactions and Restrictions.

(i)             The Intermediary will provide, not later than five Business Days after receipt of a written request by Vanguard on behalf of a VVIF Portfolio, the Taxpayer Identification Number of any or all Policy owner(s) and the amount, date, name of investment professional associated with the Policy owner (if any), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of such VVIF Portfolio held through an account maintained by the Intermediary or an Underlying Intermediary during the specific period covered by the request. Unless required by applicable law, rule or regulation, Vanguard and the VVIF Portfolios agree not to use the information received under this Section 11(n)(i) for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the VVIF Portfolios or (B) collecting purchase or redemption fees (if any).

(ii)          The Intermediary will execute written instructions from Vanguard on behalf of a VVIF Portfolio, including instructions to restrict or prohibit purchases or exchanges of VVIF Portfolio shares in specific accounts or by or on behalf of specific Policy owners identified by such VVIF Portfolio. Any such instructions by Vanguard shall include the Taxpayer Identification Number or equivalent identifying number of the Policy owner(s) to which the instructions relate and the specific restrictions to be executed. The Intermediary will execute any such instructions as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by the Intermediary.

(iii)       The Intermediary will provide to Vanguard, or will cause any applicable Underlying Intermediaries to provide to Vanguard, the identity of, and any other information concerning, the Policy owners (including, where applicable, the type of plan), where Vanguard, a Fund, or a Fund’s advisor, transfer agent, or distributor is required by an applicable law, rule or regulation, including the rules and regulations of any self-regulatory organization, to obtain such information and Vanguard makes a written request, with reasonable advance notice, to the Intermediary for such information. Vanguard and the Funds shall treat all such information as confidential pursuant to Section 17 below and shall not use, or permit the use of, such information for any purpose other than those necessary to comply with the applicable law, rule or regulation.

(o)               Anti-Money Laundering Policies.  To the extent applicable, the Intermediary agrees to comply with all anti- money laundering statutes, rules, regulations and guidance of government and/or self-regulatory organizations, including but not limited to, cash and suspicious activity reporting and recordkeeping requirements, and customer identification program requirements, as well as creation and implementation of policies, procedures and internal controls in order to ensure compliance. The Intermediary agrees that it will take reasonable steps consistent with industry standards to monitor investor transactions to identify currency, cash equivalents, possible money laundering and other suspicious activity and to report to government authorities reportable currency transactions, and where appropriate, suspicious activity.

12.       Settlement.  All Orders under this Agreement shall settle in accordance with the following provisions.

(a)         Purchase Orders. With respect to each net purchase Order, the Intermediary shall remit or cause to be remitted to Vanguard the exact amount of funds to cover such Order by Federal Funds wire, received by Vanguard by 4:00 p.m. Eastern time on the next Business Day following the applicable Trade Day (such Business day, with respect to each Order hereunder, the “Settlement Date”). If the Intermediary becomes aware that Vanguard may not receive a required wire transfer prior to Market Close on the Settlement Date, the Intermediary will promptly inform Vanguard and will cooperate with Vanguard to ensure that Vanguard receives such payment as soon as reasonably possible. Notwithstanding the immediately preceding sentence, if Vanguard does not receive a required wire transfer or a Federal Reserve Reference Number prior to Market Close on the appropriate Settlement Date, Vanguard reserves the right to (i) charge the Intermediary interest on the amount of the delayed wire as provided below or (ii) redeem the shares for which payment has not been received on any Business Day subsequent to the appropriate Settlement Date if (A) Vanguard has notified the Intermediary by no later than 12:00 noon Eastern time on the Business Day following the Settlement Date (“S+1”) that Vanguard has not received the delayed payment and (B) Vanguard has not received the delayed payment by one hour prior to Market Close on S+1. For purposes of this Section 12, “Federal Reserve Reference Number” shall mean a reference number issued by a Federal Reserve Bank that corresponds to a particular transfer of funds.

(b)         Redemption Orders.                        With respect to each net redemption Order, Vanguard shall remit to the Intermediary the exact amount of funds to cover such order by Federal Funds wire, received by the Intermediary by 4:00 p.m. Eastern time on the appropriate Settlement Date, subject to the provisions of Section 11(j)(ii) above regarding delayed or in-kind settlement of redemptions. In addition, if an Account is redeemed in full such that it will have a zero balance on the Settlement Date, Vanguard reserves the right to wire the redemption proceeds within the time frame set forth in Section 11(j)(ii). If Vanguard becomes aware that the Intermediary may not receive a required wire transfer prior to Market Close on the appropriate date, Vanguard will promptly inform the Intermediary and will cooperate with the Intermediary to ensure that the Intermediary receives such payment as soon as reasonably possible. If the Intermediary does not receive a required wire transfer prior to Market Close on the appropriate date, Vanguard will pay the Intermediary interest on the amount of the delayed wire as provided below.

(c)          Interest on Delayed Payment. In the event that a wire is delayed, the interest owed shall be charged at the Federal Funds “offered” rate as published by The Wall Street Journal and shall accrue on the amount of the delayed payment from the date due until the date paid.

(d)         Wire Instructions.

(i)             Vanguard:

Wire to:	HSBC Bank, New York FRB ABA 021001088
For Credit to:	Account: xxxxxxxxxxx
In favor of:	Vanguard Incoming Wire Account Master Account # or Various Funds
For further credit to:	ITWS
Registration Name/Address

Vanguard may modify its wire instructions at any time upon reasonable advance notice to the Intermediary.

(ii)          Intermediary:             The Intermediary shall provide Vanguard with wire instructions in good order for each Account. Instructions may be provided via an applicable Vanguard institutional account registration form or by another method accepted by Vanguard. The applicable instructions on file shall be utilized with respect to each applicable Order for such Account. Changes to such instructions must be effected by the Intermediary in writing, in accordance with and subject to Vanguard’s then-current documentation requirements.

(e)          Other Payment Instructions. If the Intermediary or any Underlying Intermediary instructs Vanguard or the VVI Fund to remit payments other than to the Intermediary or an Underlying Intermediary and Vanguard or the VVI Fund accepts such instructions, the Intermediary or Underlying Intermediary will be responsible hereunder for complying with all applicable tax laws, rules and regulations concerning such payment, including without limitation any tax reporting and withholding requirements under IRS or Code requirements.

(f)           Settlement of Orders Not Eligible for Delayed Settlement. Unless otherwise determined by Vanguard in any given case in its sole discretion, and notwithstanding any other provision of this Section 12, the Orders described in Section 10(a)(ii) above shall settle in accordance with the following provisions:

(i)             Purchases. With respect to each net purchase Order, the Intermediary shall remit or cause to be remitted to Vanguard the exact amount of funds to cover such Order by Federal Funds wire, received by Vanguard by 4:00 p.m. Eastern time on the Trade Date. If the Intermediary fails to pay for a purchase of VVIF Portfolio shares as required by this Section 12(f)(i), then Vanguard shall have no obligation to process the purchase Order.

(ii)          Redemptions.             With respect to each net redemption Order, Vanguard shall remit to the Intermediary the exact amount of funds to cover such order by Federal Funds wire, received by the Intermediary by 4:00 p.m. Eastern time on the Business Day following the Trade Date, subject to the provisions of Section 11(j)(ii) above regarding delayed or in- kind settlement of redemptions.

(g)          Alternate Settlement Methods.                    In addition to the settlement of Orders by Federal Funds wire as described herein, other methods, such as settlement by ACH transfer or check, may additionally be available through ITWS. Such other methods may be subject to additional or other terms and conditions.

13.       Adjustments.

(a)                         Overpayments.  In the event that either party makes an overpayment to the other party in connection with an Order, the party that has been overpaid will promptly repay the other party the total amount of such overpayment upon receipt of notice of such overpayment. Notwithstanding the foregoing, if a Separate Account or Policy owner has received cash in excess of that to which he, she or it is entitled, the Intermediary will, when requested by Vanguard, and to the extent practicable and permitted by law, debit or cause to be debited from the Separate Account’s account the amount of such excess, but only to the extent of any cash in the account, and repay it to the affected VVIF Portfolio. Upon the request of Vanguard, and to the extent practicable, the Intermediary shall provide Vanguard with the names of Policy owners and other relevant information concerning the affected accounts to assist Vanguard in the collection of any such excess amount not repaid to the VVIF Portfolios.

(b)               Processing Adjustments. Each Business Day the Intermediary and Vanguard will reconcile their records so that an appropriate number of shares of each of the VVIF Portfolios are credited to the Intermediary’s and the Separate Accounts’ accounts invested in the VVIF Portfolios.

(i)             In the event of any error (other than a Pricing Error, as hereinafter defined) or delay with respect to the procedures outlined in this Agreement that is caused by Vanguard, Vanguard shall make any adjustments on Vanguard’s accounting system necessary to correct such error or delay and shall reimburse the Intermediary for any losses or reasonable costs incurred directly as a result of the error or delay.

(ii)          In the event of any error in transmitting an Order that is caused by the Intermediary or any Underlying Intermediary, and which is not corrected in accordance with any correction procedures or functions, if any, permitted under this Agreement, the following provisions will apply:

(A)             Upon receipt from the Intermediary, if requested by Vanguard, of (1) documentation sufficient in Vanguard’s sole discretion to establish the details of such Order, including, without limitation, the time at which it or the corresponding Instructions were received from the Separate Account or Policy owner by the Intermediary or a Designated UI (including, if requested by Vanguard, an affidavit from the Policy owner or a representative of the Intermediary as to facts concerning the Order), and/or (2) a letter of indemnification from the Intermediary, Vanguard will correct its records to reflect the Order; and

(B)             The Intermediary will promptly reimburse Vanguard, the VVIF Portfolios, and the Separate Accounts, for any losses or reasonable costs incurred directly as a result of the error.

(C)                The parties agrees that such losses or reasonable costs described in this item 13 will include, at a minimum, any market or administrative costs associated with effecting Orders on an “as of” basis or canceling such Orders.

(iii)       The Intermediary and Vanguard, respectively, each agree to provide the other prompt notice of any errors or delays of the type referred to in this Section 13(b) and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any costs or losses resulting from such errors or delays.

(c)                Pricing Errors.                       In the event of an error in the computation of a VVIF Portfolio’s net asset value per share which, in accordance with procedures adopted by the VVI Fund’s Board of Trustees consistent with views expressed by the SEC regarding appropriate error correction standards, as shall be in effect or amended from time to time, requires adjustment to Orders previously effected on behalf of the Intermediary or a Separate Account (a “Pricing Error”), Vanguard shall notify the Intermediary as soon as possible after discovery of the Pricing Error. Such notification may be oral, but shall be confirmed promptly in writing. In such event, Vanguard shall reimburse the affected VVIF Portfolio for any loss (without taking into consideration any positive effect of such Pricing Error) and shall make appropriate adjustments to the Intermediary’s or the Separate Accounts’ accounts, which adjustments shall net the impact of individual Policy owner gains and losses; this will result in either a net payment to the Intermediary from Vanguard (in the event of net Policy owner losses) or from the Intermediary to Vanguard (in the event of net Policy owner gains). In addition, in the event that the Pricing Error causes the Intermediary to incur any direct costs for re-processing Policy owner accounts, such as preparing and mailing revised statements, Vanguard shall reimburse the Intermediary for all such reasonable costs upon receipt from the Intermediary of an invoice or other statement documenting such costs in reasonable detail.

(d)               Duplicate Orders. The Intermediary acknowledges that ITWS will not systematically prevent the duplicate transmission of Orders to Vanguard. In the event of any duplicate transmission of an Order to Vanguard, the Intermediary will promptly reimburse Vanguard, the VVIF Portfolios, and, as applicable, the Separate Accounts and/or Policy owners, for any costs or losses incurred in association with the subsequent cancellation of the duplicate Order.

14.       Contingency Procedures.                                    In the case of any interruptions to the submission or receipt of Orders through ITWS, the Intermediary will submit Orders to Vanguard in accordance with the contingency procedures set forth in Exhibit A attached to this Agreement, as in effect from time to time.

15.       VVI Fund Information.

(a)               Supply of VVI Fund Materials. Vanguard will supply to the Intermediary upon request reasonably sufficient supplies of the following materials for distribution to Policy owners who hold VVIF Portfolio shares through the Separate Accounts, which distribution shall be arranged by the Intermediary to occur immediately upon the effective date of the materials or as soon thereafter as practicable: (i) all proxy or information statements prepared for circulation to shareholders of record of a VVIF Portfolio; (ii) annual and semi-annual reports; and (iii) all updated prospectuses, supplements and amendments thereto.

(b)               Distribution of VVI Fund Materials. The Intermediary will timely deliver, or cause to be delivered, to Policy owners all VVI Fund prospectuses, shareholder reports, and proxy statements and related materials as required by applicable laws, rules or regulations, the rules and regulations of any self- regulatory organization with jurisdiction over the Intermediary, and/or the Intermediary’s agreement with the Policy owner.

(c)                Intermediary Materials. Any fund fact sheets, sales literature, and/or other promotional material prepared by or on behalf of the Intermediary (“Materials”) in which Vanguard and/or one or more VVIF Portfolios are named shall be subject to the following terms and conditions:

(i)             The Intermediary may use, and Vanguard authorizes the Intermediary to use, the names or other identifying marks of, and certain information about, Vanguard and the VVIF Portfolios, including VVIF Portfolio-specific data or information (collectively, the “Marks”) in the Materials, provided that any VVIF Portfolio-specific data or information included in the Materials shall be limited to data or information (A) furnished by Vanguard, (B) sourced from the VVI Fund’s current prospectus, or (C) obtained from publicly available databases maintained by national third-party data providers and properly attributed to its source by the Intermediary.

(ii)          Where applicable, the Materials shall describe each VVIF Portfolio in a format similar to that used for the other investment options offered by the Policies.

(iii)       With regard to all Materials, the Intermediary shall bear the sole responsibility for complying with the content, approval, filing, and recordkeeping requirements of FINRA Conduct Rule 2210, if and to the extent applicable.

(iv)      The Intermediary shall indemnify and hold Vanguard harmless from and against any loss, damage, cost, charge, payment, claim, liability or expense incurred by Vanguard in connection with any Materials, except to the extent arising solely out of the use, in accordance with this Agreement, of any VVIF Portfolio-specific data or information referenced in subsections (A), (B) and (C) of Section 15(c)(i) above.

(v)         Notwithstanding the foregoing, the Intermediary (A) shall not alter or modify the Marks without Vanguard’s express prior written approval; (B) shall use the Marks, only in the form and manner, and with all legends and notices, as specified by Vanguard, which Vanguard may periodically modify; (C) shall use the Marks only for the purposes as described in this Agreement; and (D) shall not engage, participate or otherwise become involved in any activity that dilutes, diminishes or tarnishes the reputation of the Marks. The Intermediary acknowledges and agrees that Vanguard is the sole and exclusive owner of all right, title and interest in and to the Marks.

(vi)      At the reasonable request of Vanguard, the Intermediary will provide Vanguard with a copy of the Materials showing use of the Marks.

(vii)   Vanguard may withdraw the authorization granted in this Section 15(c) as to any particular use of any Marks at any time (A) upon Vanguard’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Vanguard or the VVI Fund, which determination may be due to the availability of updated or modified information regarding the VVIF Portfolio or Vanguard, or (B) if any of the VVIF Portfolios cease to be available to Policy owners through the Intermediary or an Underlying Intermediary. Upon such withdrawal of authorization, the Intermediary promptly will cease all use of the applicable Marks in any form or media and destroy all Materials containing the applicable Marks.

16.      Use of Parties’ Names; No Publication of Terms.

(a)               Neither Vanguard nor the Intermediary shall make public the terms and conditions of this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if public disclosure of such information is required by law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable, notify the other party prior to such disclosure.

(b)               Except as specifically permitted under this Agreement, without the other party’s prior written consent, neither party to this Agreement shall acquire any right to use, nor shall use, cause or permit use of the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of the other party, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (i) in any advertising, promotional materials or activities, publicity, press release, customer list, or public or private presentation or promotion; (ii) to express or to imply any endorsement of such party or any of its affiliates or their respective offerings or services; or (iii) in any manner other than expressly in accordance with this Agreement or any other applicable agreement between the parties.

17.       Proprietary Information and Privacy.                             Each party hereto acknowledges that the identities of the other party’s customers (including, with respect to the Intermediary, for purposes of this Section 17, Policy owners), information maintained by such other party regarding those customers (“Customer Information”), and all computer programs and procedures developed by such other party or such other party’s affiliates or agents in connection with such other party’s performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it come into possession of any Customer Information, or any other property, of the other party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall hold such information in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (a) as required or necessary to carry out the obligations imposed by this Agreement, (b) with the other party’s prior written consent, or (c) as required by law or judicial process. In addition to the foregoing, Vanguard shall have the additional limited right to use Customer

Information (without disclosure of personally identifiable information) supplied by the Intermediary (i) for the purposes of providing educational services to, and discussing investment positions and alternatives with, underlying institutional clients having an existing relationship with Vanguard and (ii) for Vanguard’s own internal business purposes, including but not limited to, service processing, resource allocation, and performance metrics. Vanguard will not use such Customer Information to solicit business from an underlying client unless Vanguard has an existing relationship with the underlying client. Vanguard may solicit business from underlying clients with which it does not have an existing relationship; provided that it does so without using such Customer Information. Each party agrees to comply, with all applicable privacy laws, including those promulgated pursuant to Title V of the Gramm-Leach-Bliley Act of 1999. Each party agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of, Customer Information. Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate. Notwithstanding the foregoing, this Section 17 shall not prohibit either party from utilizing the other party’s Customer Information for any purpose whatsoever, if and to the extent such Customer Information: (i) is or becomes a matter of public knowledge through no fault of such party; or (ii) was in such party’s possession or known by it prior to receipt from such other party; or (iii) was rightfully disclosed to such party by another person without restriction; or (iv) is independently developed by such party without access to such other party’s Customer Information.

18.       Indemnification.

(a)               Vanguard. Vanguard will indemnify and hold harmless the Intermediary, and each of the Intermediary’s affiliates, divisions, subsidiaries, directors, officers, agents, employees and permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) Vanguard’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of Vanguard’s representations and warranties contained in this Agreement; and (iii) any breach by Vanguard of a material provision of this Agreement. In addition to the foregoing, Vanguard will be liable for the losses and reasonable costs described in Section 13(b)(i) above.

(b)               Intermediary. The Intermediary will indemnify and hold harmless Vanguard, the VVI Fund, and each of their respective affiliates, divisions, subsidiaries, directors, officers, agents, employees and permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) the Intermediary’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of the Intermediary’s representations and warranties contained in this Agreement; (iii) any breach by the Intermediary of a material provision of this Agreement; and (iv) Vanguard’s acceptance of any Order from the Intermediary through ITWS (unless such acceptance was made in violation of this Agreement or as a result of Vanguard’s lack of good faith, negligence, or willful misconduct). In addition to the foregoing, the Intermediary will be liable for the losses and reasonable costs described in Sections 13(b)(ii) and 13(d) above.

(c)                Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereunder (an “Indemnified Party”) with respect to which such Indemnified Party may make a claim against the other party (“Indemnifying Party”) pursuant to this Section 18, then the Indemnified Party will give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party will have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (i) the Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (ii) the Indemnified Party will have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and will cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (iii) the Indemnifying Party will not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

19.       Role and Relationship of the Intermediary. The parties acknowledge and agree that the services provided by the Intermediary under this Agreement are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of the VVI Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant the Intermediary or any Underlying Intermediary any right to purchase shares of any VVIF Portfolio (although it does not preclude the Intermediary or an Underlying Intermediary from purchasing any such shares), nor does it constitute the Intermediary or any Underlying Intermediary an agent of Vanguard or the VVI Fund for purposes of selling shares of any VVIF Portfolio to any dealer or the public. To the extent the Intermediary or any Underlying Intermediary is involved directly or indirectly in the purchase of shares of any VVIF Portfolio under this Agreement, other than with respect to the acceptance of Instructions as described in Section 6(a), such involvement will be on its own behalf or as an agent of Separate Accounts only.

20.       Underlying Intermediaries.

(a)               The Intermediary represents and warrants that it has entered into an agreement with each Underlying Intermediary, if any, or shall enter into such an agreement before making the VVIF Portfolios available to an Underlying Intermediary, which agreements shall require the Underlying Intermediaries to agree to comply with Vanguard’s requirements regarding Large Transactions, Closed Funds, Multiple Share Classes, and tax compliance and reporting, as set forth in Section 11 above, and which, with respect to any Designated UIs, shall additionally require such Designated UIs to: (i) accept Instructions from Policy owners only until Market Close; (ii) transmit such Orders to the Intermediary as soon as practicable after receipt thereof; (iii) maintain records sufficient to document the date and time of receipt of each such Order; and (iv)  enable the Intermediary to make its representations and warranties and comply with its obligations in Section 9(b)(xi) with respect to the Designated UI Internal Control Procedures. The Intermediary represents and warrants that it has in place arrangements reasonably designed to ensure the Underlying Intermediaries’ compliance with the aforementioned agreements and requirements and will act in accordance with those arrangements.

(b)               The parties acknowledge that the Intermediary’s obligations hereunder relating to the receipt of Orders (and Instructions corresponding to Orders) from Separate Accounts and Policy owners and the maintenance of records concerning the date and time of such receipt, the performance of recordkeeping services for a Separate Account or Policy, or to any other requirements deriving from Section 11 above, may be delegated to or performed by, or may otherwise involve, certain Underlying Intermediaries, whether or not the involvement of Underlying Intermediaries is explicitly referenced in the applicable provisions of this Agreement. In any such case, such Underlying Intermediaries shall be bound by the applicable terms and conditions of this Agreement applicable to the Intermediary with respect to such obligations, and any failure by such Underlying Intermediary to comply with the terms of this Agreement with respect to such obligations shall constitute a breach of this Agreement by the Intermediary. The Intermediary shall be liable for such Underlying Intermediaries’ compliance with the terms of this Agreement to the same extent as if the Intermediary itself had acted or failed to act instead of the Underlying Intermediary. Additionally, the Intermediary shall ensure that the agreements referenced in Section 20(a) above additionally require such Underlying Intermediaries to comply with all relevant requirements under this Agreement.

21.       Maintenance of Records; Right to Inspect. With respect to all Orders transmitted or submitted to Vanguard pursuant to this Agreement, the Intermediary will maintain, or cause to be maintained (including, without limitation, by any Underlying Intermediaries), records sufficient to document (a) the truth of the Intermediary’s representations and warranties set forth in this Agreement, as well as (b) the performance of the obligations of the Intermediary and any Underlying Intermediaries set forth in this Agreement. Such records, and any other records that the Intermediary is obligated to maintain, or cause to be maintained, under this Agreement, shall be made available promptly upon request for examination by Vanguard or its designated representative or, at the written request of Vanguard, by appropriate governmental authorities or self-regulatory organizations. In addition, the Intermediary agrees to promptly furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Intermediary’s compliance with the provisions hereof (including, without limitation, periodic certifications confirming such compliance and/or the Intermediary’s furnishing or making available for Vanguard’s inspection records sufficient to document the Intermediary’s compliance with this Agreement).

22.       Authorized Persons.

(a)               For purposes of this Agreement, the Intermediary will designate “Authorized Persons” entitled to act on its behalf in connection with this Agreement.  “Authorized Person” will mean any officer or employee of the Intermediary designated by providing Vanguard with the following: (i) a properly certified copy of a corporate resolution reflecting the vote of the Board of Directors of the Intermediary authorizing the officer or employee, directly or indirectly, to act in connection with this Agreement; and (ii) a specimen signature of such officer or employee. This requirement may be satisfied by the Intermediary furnishing Vanguard with a completed Vanguard Financial Advisor Services or Institutional Asset Management Organization Resolution form. Vanguard shall be entitled to act upon all instructions received from such Authorized Persons until it receives and has had a reasonable opportunity to act upon written notice from the Intermediary that such persons are no longer authorized to act. Vanguard may disregard any instructions not provided by an Authorized Person of the Intermediary.

(b)               Except as set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication or instruction made pursuant to this Agreement may be made orally, provided such oral communication is promptly confirmed in writing by facsimile or electronic transmission. The Intermediary is entitled to rely on any communications or instructions that it reasonably believes were provided to it by Vanguard. Vanguard is entitled to rely on any communications or instructions that it reasonably believes were provided to it by the Intermediary or its Authorized Persons.

23.       Third Party Access.  Each party to this Agreement (each, a “Contracting Party”) shall be and remain fully responsible and liable for all actions and omissions by any third party using or accessing ITWS through or on behalf of such Contracting Party (including through the use of any applicable identification numbers, passwords, or other access keys or credentials in the possession of the Contracting Party, or under any unique identifiers assigned to such Contracting Party with respect to ITWS), including without limitation any third party agent or service provider permitted, directed, and/or authorized by such Contracting Party to access and/or act through or upon ITWS with respect to any Accounts or Orders. Any such third party shall be bound by the terms and conditions of this Agreement applicable to the Contracting Party, and any failure by such third party to comply with the terms of this Agreement shall constitute a breach of this Agreement by the Contracting Party. The Contracting Party shall be liable for such third parties’ compliance with the terms of this Agreement to the same extent as if the Contracting Party itself had acted or failed to act instead of the third party.

24.       Miscellaneous.

(a)               Amendment. This Agreement may be modified or amended from time to time by mutual written agreement of the parties; provided, however, that Vanguard in its sole discretion may modify Exhibits A and B at any time upon 30 days’ advance notice to the Intermediary. Vanguard may, at its option, provide any such notices by e-mail and/or by posting the modified information or materials on a Vanguard website and providing the Intermediary with e-mail notification of such posting.

(b)               Termination.  This Agreement will continue in effect until terminated by either party by 60 days’ advance written notice to the other; provided that, in the event that Vanguard modifies the cut-off times for transmission of Orders in accordance with Section 24(a), the Intermediary shall be entitled to terminate this Agreement prior to the effectiveness of such modification by delivery of reasonable advance written notice. Any such termination will not affect the completion of any pending transactions or obligations, and will not affect the indemnities given under this Agreement. Notwithstanding the foregoing, Vanguard shall have the right to terminate this Agreement at any time without prior notice to the Intermediary in the event of excessive transactions or other abusive investment practices, as determined by Vanguard in its sole discretion. Upon any termination of this Agreement, the Intermediary will immediately refrain from submitting Orders to Vanguard.

(c)                Non-exclusivity. Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

(d)               Conflicting Agreements.  This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, except the Participation Agreement, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement is executed and delivered by the Intermediary and Vanguard, including without limitation that certain Daily Valuation Agency Agreement dated December 10, 2010, as amended, by and between Vanguard and the Intermediary. Nothing contained in this Agreement, however, will be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject, or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties or higher standards of care with respect thereto.

(e)                Attachments. All attachments, exhibits, schedules and other attachments attached to this Agreement from time to time, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

(f)                 Assignment.  Neither Vanguard nor the Intermediary may assign this Agreement without the prior written consent of the other party, and any attempted assignment without such consent will be null and void.

(g)                Cooperation. The parties agree to cooperate with each other in any recordkeeping or reporting necessary to fulfill any governmental or regulatory requirement.

(h)               Governing Law. This Agreement will be governed by and its provisions will be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

(i)                   Severability. If any provision of this Agreement is held to be invalid, the remaining provisions of this Agreement will continue to be valid and enforceable.

(j)                  Waiver. The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion will not be considered a waiver nor will it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

(k)               Notices.  Any notice required or permitted hereunder will be in writing and will be given by personal service, mail or facsimile to the other party at the address set forth below (or such other address as the other party may specify by written notice to the first party). Notice will be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first, at:

Vanguard:	The Vanguard Group, Inc.
100 Vanguard Boulevard, 236
Malvern, PA 19355
Attention: Principal, Financial Advisor Services Operations
Fax No.: (610) 503-1154

Copy to:	The Vanguard Group, Inc.

Legal Department, V26 100 Vanguard Blvd.
Malvern, PA 19355
Attention: Intermediary Agreements Fax No.: (610) 503-5737

Intermediary:	National Integrity Life Insurance Company
Law Department
400 Broadway
Cincinnati, OH 45202 Attn: Kevin L. Howard

Any notification that is permitted under this Agreement to be delivered to the Intermediary via e-mail shall be effective upon receipt and shall be delivered to the following address (or such other address as the Intermediary may specify by written notice to Vanguard):

E-mail:	curt.southard@wslife.com;
rhonda.malone@wslife.com

(l)               Force Majeure. In the event a party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of terrorism, strikes, equipment failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages resulting from such failure to perform or otherwise from such causes.

(m)           Interpretation.  Unless the context of this Agreement clearly requires otherwise, (i) references to the plural include the singular, the singular the plural, the part the whole, (ii) references to any gender include all genders, (iii) “including” has the inclusive meaning frequently identified with the phrase “but not limited to”, and (iv) references to “hereunder” or “herein” relate to this Agreement. The section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

(n)               Counterparts. This Agreement and any attachment, exhibit or schedule hereunder may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any of the foregoing shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of any of the foregoing, including the signature pages hereto, shall be deemed an original.

(o)          Documentation. The parties agree that for any cost or loss reimbursement under this Agreement, the reimbursing party is entitled to reasonable documentation supporting the costs and losses of the reimbursed party.

IN WITNESS WHEREOF, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first written above.

THE VANGUARD GROUP, INC.

By:	/s/ Matthew R. Walker
Name: Matthew R. Walker
Title: Principal

NATIONAL INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Jill T. McGruder
Name: Jill T. McGruder
Title: President and Chief Executive Officer

By:	/s/Kevin L. Howard
Name: Kevin L. Howard
Title: Senior Vice President and General Counsel

SCHEDULE A

CERTAIN DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

(1)                          “1940 Act” shall mean the Investment Company Act of 1940, as amended.

(2)                       “Account” shall mean an account established with Vanguard, and held on Vanguard’s mutual fund shareholder record-keeping system, to reflect the Separate Accounts’ ownership of shares of the VVIF Portfolios and all transactions by the Separate Accounts involving such shares. References to an Account shall be deemed to refer to and include any Account, as established with Vanguard and held on Vanguard’s mutual fund shareholder record-keeping system, through which shares of any VVIF Portfolios are held by or on behalf of any Separate Account and/or through which transactions by any Separate Account involving shares of the VVIF Portfolios are effected, whether or not the Account is held in the name of the Intermediary or an applicable Underlying Intermediary, and including, without limitation, any account established with Vanguard, and held on Vanguard’s mutual fund shareholder record-keeping system, that is established, maintained, administered, and/or acted upon by the Intermediary or any applicable Underlying Intermediary in connection with any Separate Account.

(3)                       “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.

(4)                       “Code” shall mean the Internal Revenue Code of 1986, as amended.

(5)                          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(6)                       “Extended Processing” shall mean the submission and processing of Orders such that certain Orders may (a) be transmitted to and received by Vanguard (i) by a specified time (as identified in this Agreement) after Market Close on a Business Day, with an Indicated Trade Date of that Business Day, and/or (ii) by a specified time (as identified in this Agreement) on a Business Day with an indicated trade date of the previous Business Day, and (b) receive, in each such case, a Trade Date that is such Indicated Trade Date, subject to certain operational and other requirements pertaining to such Orders, as set forth in this Agreement.

(7)                       “FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

(8)                       “Funds” shall mean, collectively, the open-end management investment companies registered under the 1940 Act that are included in The Vanguard Group of investment companies, as well as Vanguard STAR Funds and Vanguard Institutional Index Fund.

(9)                       “Indicated Trade Date” shall mean a Trade Date indicated or otherwise requested by the Intermediary to be assigned to an Order or other transaction involving shares of the VVIF Portfolios submitted or transmitted to Vanguard through ITWS, as indicated in the applicable submission or transmission.

(10)                “IRS” shall mean the Internal Revenue Service.

(11)                “ITWS” shall mean Vanguard’s Institutional Trading Website, at https://investmentonly.vanguard.com or such other address as Vanguard may designate from time to time, which permits the transmission and submission of Orders and certain other communications with respect to transactions involving shares of the Funds.

(12)                “Market Close” shall mean the close of regular trading on the New York Stock Exchange (generally 4:00 p.m., Eastern Time).

(13)                   “Order” shall mean an order for the purchase, redemption or exchange of shares of, and/or registration of an Account in, the VVI Fund.

(14)              “Policy” shall mean any of certain variable annuity contracts and/or variable life insurance policies designed and issued by the Intermediary.

(15)                “SAI” shall mean statement of additional information.

(16)                “SEC” shall mean the Securities and Exchange Commission.

(17)                “Separate Account” shall mean any of certain segregated asset accounts established by the Intermediary to fund the Policies.

(18)                “Standard Processing” shall mean the submission and processing of Orders such that Orders received in good order by Vanguard on a Business Day before Market Close will receive that Business Day’s Trade Date, and Orders received in good order by Vanguard on a Business Day after Market Close will receive a Trade Date of the next Business Day.

(19)                “Trade Date” shall mean the trade date for an Order or other transaction involving shares of the VVIF Portfolios.

(20)                “Underlying Intermediary” shall mean an underlying institution with which the Intermediary has entered into an agreement.

(21)                “VVI Fund” shall mean the Vanguard Variable Insurance Fund, one of the Funds.

(22)                “VVIF Portfolio” shall mean any of the portfolios of the VVI Fund.

SCHEDULE B

VVIF PORTFOLIOS

Money Market Portfolio

EXHIBIT A

ITWS CONTINGENCY PROCEDURES

I.                        ITWS Contingency Procedures. In the case of any interruptions to the transmission or receipt of Orders through ITWS, the following procedures shall be followed.

1.              The Intermediary shall notify Vanguard’s Support Center of the contingency situation by calling (800) 950- 6667 and obtaining a problem ticket number.

2.              If the problem relates to the transmission or receipt of Orders through the Web File Upload functionality on ITWS and is not immediately resolved, the Intermediary will submit Orders through the manual transaction entry functionality on such website, before the applicable Transaction Cut-Off Time specified in Section III below.

3.              Only if (a) the problem relates to the transmission or receipt of Orders through the manual transaction entry functionality on ITWS and is not immediately resolved, and such problem is due to a system failure, or (b) in the scenario described in Section I.2 above, the manual transaction entry functionality on ITWS is not available due to a system failure, the Intermediary will contact Vanguard’s Automated Processing Team at 888-809-8106 as soon as possible, but in no case later than 30 minutes before the applicable Transaction Cut-Off Time specified below, to inform Vanguard of the ITWS outage and to provide aggregated net purchase or redemption information, by VVIF Portfolio, with respect to the Orders that could not be submitted via ITWS. After this notification, the Intermediary will submit such Orders for processing via facsimile transmission to Vanguard at 610- 503-1255. Vanguard cannot guarantee Trade Date commitments if the faxed Orders are not received by Vanguard in good order by the applicable Transaction Cut- Off Time specified below.

II.                   Duplicate Transmission.  If any of the foregoing results in the duplicate transmission of Orders (through both ITWS and facsimile transmission, for example) to Vanguard, and such duplicate Orders are not identified to Vanguard and canceled by Vanguard prior to the applicable Transaction Cut-Off Time(s) for the Orders specified below, the Intermediary will be responsible for any costs or losses associated with the subsequent cancellation of such duplicate Orders, except to the extent that the duplicate transmission is directly caused by system problems at Vanguard (or directly by Vanguard’s correction of system problems at Vanguard). The Intermediary may provide Vanguard with information about any duplicate orders by calling Vanguard’s Automated Processing Unit at (888) 809-8106.

III.      Transaction Cut-Off Times.

Transaction Type	Transaction Cut-Off Time

Same-day wire purchases and redemptions for VVIF Money Market Portfolio	10:45 a.m. Eastern Time on the Business Day corresponding to the desired Trade Date

All other Orders	8:30 a.m. Eastern Time on the next Business Day following the Trade Day

IV.               Faxed Order Instructions.  For the purposes of Section I.3 above, “good order” shall mean that the following information is on the faxed Order instructions:

•                  Intermediary Name

•                  Contact name and phone number

•                  Current date

•                  Trade Date

•                  Transaction Type: Wire Purchase, Wire Redemption or Exchange

•                  Fund Identifier:  Fund Number, CUSIP, or Ticker Symbol

•                  Vanguard Account number

•                  Transaction amount listed in dollars or shares

•                  AM Trade designation (if applicable)

•                  Signature(s) of Authorized Person(s)

EXHIBIT B

LARGE TRANSACTION AMOUNTS

Portfolio	Large Transaction Amount
Money Market Portfolio	$3,000,000
Total Bond Market Index Portfolio	$1,000,000
High-Yield Bond Portfolio	$500,000
Short-Term Investment-Grade Portfolio	$1,000,000
Balanced Portfolio	$1,000,000
Diversified Value Portfolio	$1,000,000
Equity Income Portfolio	$500,000
Equity Index Portfolio	$500,000
Growth Portfolio	$500,000
Mid-Cap Index Portfolio	$100,000
REIT Index Portfolio	$100,000
Small Company Growth Portfolio	$1,000,000
International Portfolio	$1,000,000
Total Stock Market Index Portfolio	$500,000
Capital Growth Portfolio	$250,000
Conservative Allocation Portfolio	$50,000
Moderate Allocation Portfolio	$50,000